Exhibit 107

Calculation of Filing Fee Tables

F-1

Biodexa Pharmaceuticals PLC

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares	Other (2)	281,126,205(4)	$0.0153	$4,301,230.93	0.0001102	$474.00
Total Offering Amounts								$474.00
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee due								$474.00

(1)	American Depositary Shares, or Depositary Shares, issuable upon the deposit of the ordinary shares, nominal value £0.001 per share, or Ordinary Shares.

(2)	This registration statement also includes an indeterminate number of shares underlying the Depositary Shares that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Depositary Shares on the Nasdaq Capital Market on June 14, 2023, divided by five (to give effect to the 1:5 ratio of Depositary Shares to Ordinary Shares).

(4)	Consists of (i) 166,019,415 Ordinary Shares represented by 33,203,883 Depositary Shares issuable upon the exercise of Series C Warrants (ii) 110,679,610 Ordinary Shares represented by 22,135,922 Depositary Shares issuable upon the exercise of Series D Warrants and, (iii) 4,427,180 Ordinary Shares represented by 885,436 Depositary Shares issuable upon exercise of the Placement Agent Warrants. The Series C Warrants, the Series D Warrants and the Placement Agent Warrants were all issued in connection with a Registered Direct Offering in May 2023.